Exhibit 99.2

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Executive Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS FOURTH QUARTER RESULTS

FORT WAYNE, INDIANA – JANUARY 29, 2010 –Tower Financial Corporation (NASDAQ: TOFC) reported a loss of $1.3 million, or $0.32 per diluted share for the fourth quarter of 2009, compared with net income of $483,000, or $0.12 per share, reported for the fourth quarter 2008.  This brings the year to date net loss to $5.7 million, or $1.40 per diluted share, compared to year to date net income of $1.9 million, or $0.46 per share at December 31, 2008.

The quarterly loss was mainly caused by:
•	The write down of state deferred tax assets
•	Costs related to contractual obligations associated with the early retirement of Tower’s Chairman of the Board.
•	Additional “Other Than Temporary Impairment” (OTTI) charges on an investment

Exclusive of these one time expenses, the company would have reported a positive net income of approximately $125,000 for the fourth quarter.

Mike Cahill, President and CEO, stated, “If not for the one time charges relating to the write down of our state deferred tax asset, accruing the costs of our Chairman’s early retirement and OTTI charge, we would have shown a small profit for the quarter, which is indicative of the progress we continue to make in our ongoing operations. We have made significant improvements in our net interest margin and net interest income; we have significantly lowered our ongoing overhead; we have increased the efficiencies of our fee based business units; and we have made significant progress during the quarter in lowering our non-performing loans and assets. We believe we have made tremendous strides in positioning Tower appropriately to return to future profitable operations.”

Fourth quarter highlights include:

•
Trust and brokerage assets under management grew to $762.2 million as of December 31, 2009, an increase of $39.8 million or 5.5 percent during the fourth quarter. Year to date growth is $126.9 million, or 20.0 percent. This is the tenth consecutive year of annual increases in assets under management.

•
Net interest income increased by $304,000, or 6.0 percent, from the prior quarter.  Fourth quarter net interest margin was 3.47%, a 23 basis point improvement from the third quarter. This represents a 62 basis point improvement since the first quarter of 2009.

•	Core deposits were $432.3 million as of December 31, 2009, up $25.6 million, or 6.3 percent, year to date. Core deposits now make up 76.1 percent of the total deposit portfolio.

•
Non-performing assets decreased by approximately $7.0 million in the fourth quarter. This lowered our non-performing asset ratio to 2.76% of assets, a drop of 104 basis points since the end of the third quarter.

•	All the Company’s regulatory capital ratios continue to remain significantly above “well-capitalized” levels.

•	Annual operating expenses were reduced by approximately $1.75 million in the last six months of 2009. $1.0 million of this was based on actions taken in the fourth quarter.

Capital
The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for risked-based capital.  Tier 1 capital at December 31, 2009, was 10.9 percent, compared to 11.7 percent at December 31, 2008.  Total risked-based capital at December 31, 2009, was 12.4 percent, compared to 13.0 percent at December 31, 2008.  Leverage capital was 9.0 percent at December 31, 2009, well above the regulatory requirement of 5 percent to be considered “well-capitalized”.  The year to date reduction in capital ratios are the direct result of large loan loss provisions, the write down of a foreclosed land development, and the impairment charges on securities, offset by a reduction in total assets as well as capital raised during the third quarter.

The following table shows the current Capital position as of December 31, 2009 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements ($000's omitted)	Regulatory Minimum (Well-Capitalized)	Tower 12/31/09	Excess

Tier 1 Capital / Risk Assets	$33,807	$61,275	$27,468

Total Risk Based Capital / Risk Assets	$56,346	$70,028	$13,682

Tier 1 Capital / Average Assets (Leverage)	$33,922	$61,275	$27,353

Minimum Percentage Requirements	Regulatory Minimum (Well-Capitalized)	Tower 12/31/09

Tier 1 Capital / Risk Assets	6% or more	10.87%

Total Risk Based Capital / Risk Assets	10% or more	12.43%

Tier 1 Capital / Quarterly Average Assets	5% or more	9.03%

Asset Quality
Nonperforming assets plus delinquencies were $18.8 million, or 2.8 percent of total assets as of December 31, 2009. This compares with $25.8 million, or 3.8 percent of assets at September 30, 2009 and $19.7 million, or 2.8 percent of assets at December 31, 2008.  Net charge-offs were $4.5 million for the quarter bringing year to date net charge-offs to $9.8 million or 1.8 percent of average loans, which was more than covered by the year to date loan loss provision of $10.7 million.  The current and historical breakdown of non-performing assets is as follows:

($000's omitted)	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Non-Accrual loans
Commercial	6,687	8,644	5,907	1,246	1,658
Acquisition & Development	4,627	9,812	9,882	9,801	13,221
Commercial Real Estate	1,030	682	2,675	437	449
Residential Real Estate	1,122	1,081	552	224	347
Total Non-accrual loans	13,466	20,219	19,016	11,708	15,675
Trouble-debt restructered	140	163	184	191	198
OREO	4,634	3,990	4,060	5,080	2,660
Deliquencies greater than 90 days	561	1,476	2,509	1,304	1,020

Total Non-Performing Assets	18,801	25,848	25,769	18,283	19,553

The Commercial non-accrual category decreased by $2.0 million, as approximately $1.7 million held within three relationships was brought to resolution.  Of the total $6.7 million of non-accrual loans in the commercial category, $6.2 million are comprised within eight lending relationships. The Acquisition and Development category was reduced by $5.1 million, as one of the four relationships was brought to resolution and two other relationships were charged down in the amount of $3.6 million. The Commercial Real Estate category increased by $348,000, the net result of the resolution of one relationship totaling $150,000, along with addition of a new relationship totaling $500,000.  The Commercial Real Estate category has only two relationships encompassing this category.

The allowance for loan losses increased $943,000 during 2009 and was 2.20 percent of total loans at December 31, 2009, an increase from 1.90 percent and December 31, 2008.  The year to date increase was the net result of a reduction in loan outstandings of $33.7 million, net charge-offs of $9.8 million, and loan loss provision of $10.7 million.  This increased provisioning was primarily driven by a deliberate focus by management on reserve building, recognition of valuation changes in the marketplace related to underperforming assets and the collateral value backing these assets, and current economic factors in our markets.

Balance Sheet
Company assets were $680.1 million at December 31, 2009, a decrease of $16.5 million, or 2.4 percent from December 31, 2008.  The decrease in assets was primarily attributable to decreases in cash and cash equivalents of $6.9 million and loans of $33.7 million.  These changes were offset by an increase in long term investments of $12.1 million and loans held for sale of $3.7 million. This planned reduction in assets was based on the aggressive provisioning, charge downs, and resolutions related to non-performing assets, slower economic growth in the region, and focusing our existing capital on existing client needs versus aggressive expansion.

Total loans at December 31, 2009 were $527.3 million, compared to $561.0 million at December 31, 2008.  The planned decrease in loans came in primarily in Commercial and Residential Real estate categories. Commercial real estate loans decreased by $20.3 million from December 31, 2008, while Residential real estate loans decreased by $11.7 million during that same time frame.  The decrease in commercial real estate was due to continued amortization and payoffs in the portfolio combined with limited new activity. The decrease in the residential portfolio was due to increased refinancing activity during 2009 combined with the Company’s desire to sell these mortgages rather than hold them for both interest rate risk and fee income purposes.

Long term investments increased by $12.1 million to $94.0 million, as we continue to expand our investment portfolio to enhance liquidity and yield opportunities in light of the planned reduction in our loan portfolio and recognition of fewer lending opportunities in the local economy. This is a continued purposeful change in asset allocation driven by profitability and liquidity targets, current economic conditions, and capital management guidelines.

Total deposits at December 31, 2009 were $568.4 million compared to $586.2 million at December 31, 2008, a decrease of $17.9 million, or 3.1 percent, which is correlated with a reduction in brokered deposits of $15.9 million.  Core deposit growth of $25.6 million, or 6.3 percent, was led by $12.9 million of growth in our non-interest bearing checking accounts, $11.7 million in money-market accounts, and $16.3 million in interest bearing checking accounts.  This growth was offset by a $27.6 million decrease in certificates of deposit greater than $100,000.  Core deposits, which totaled $432.3 million at December 31, 2009, now comprise 76.1 percent of the entire deposits of the Company compared to 69.4 percent at December 31, 2008.

Shareholders' equity was $46.8 million at December 31, 2009, a decrease of 5.6 percent from the $49.6 million reported at December 31, 2008.  Affecting the decrease in stockholders’ equity was a net loss of $5.6 million, $69,000 of additional paid in capital from the FAS123R accounting treatment for stock options, an increase of $973,000 in unrealized gains, net of tax, on securities available for sale, and $1.8 million in convertible preferred stock sold to insiders and previously disclosed in our 8k filing of September 28, 2009.  Period-end common shares outstanding were 4,090,432.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $7.1 million for the fourth quarter 2009, an increase of $763,000 from the third quarter 2009 and an increase of $629,000 from the second quarter 2009.  Fourth quarter 2009 net interest income was $5.4 million an increase of $304,000, or 6.0 percent from the third quarter 2009 and an increase of $559,000, or 11.6 percent compared to the second quarter 2009. The increase in net interest income was the result of a 23 basis point improvement in our net interest margin.  Net interest margin for the fourth quarter 2009 was 3.47 percent, a steady improvement from 3.24 percent for the third quarter 2009, 3.02 percent for the second quarter 2009, and 2.85 percent in the first quarter 2009.

Noninterest income accounted for approximately 21.7 percent of total revenue. For the fourth quarter, noninterest income was $1.5 million, an increase from the $1.2 million reported for the third quarter 2009 and a decrease from the $1.6 million reported in the second quarter of 2009.  The increase relates primarily to a $477,000 other-than-temporary-impairment (OTTI) charge on an available for sale security during the third quarter compared to $226,000 during the fourth quarter. Trust and brokerage fees were $881,000, an increase of 7.6 percent from the third quarter 2009.  Looking forward, our fees are positively impacted by the growth in assets under management. Currently, Tower Private Advisors manages $762.2 million in combined trust and brokerage assets, an increase of 5.5 percent from the $722.4 million of combined assets reported for September 30, 2009.  Service charges for the Bank were $294,000, a 3.1 percent increase from the third quarter 2009.  Loan broker fees were $173,000, a 21.0 percent decrease from the third quarter 2009, however these fees are higher than normal for this period due to increased refinancing activity being experienced throughout the country.  Other fee income remained relatively flat from the previous quarter.

Fourth quarter noninterest expense increased $774,000, or 14.2 percent from the third quarter 2009.  Approximately $1.3 million of the fourth quarter increase was due to costs associated with the retirement of the Chairman, increases in FDIC premiums, and losses from disposition of foreclosed properties, as well as the write-down of the value of two foreclosed properties of $181,000.

The non-interest expenses for 2009 versus 2008 are down by $1.6 million (excluding the increase in FDIC premiums, the write down and disposition of REO, the costs associated with the Chairman’s retirement, and the letter of credit claim in 2009). This reflects management’s continuing diligence in reducing operating costs of the Company. This has been and will continue to receive significant attention and action by management. We expect the significant impact of these efforts be seen in our operating results in the first quarter of 2010.

The Company recorded income tax expense of $707,000 for the fourth quarter in spite of posting an operating loss of $602,000.  This was due to the charge-off of our deferred state tax asset of $1.45 million.  After much analysis, the decision was made to charge-off the deferred tax asset at the state level due to the updated accounting regulations surrounding these items and due to the amount of time and future profits required in order to amortize the deferred tax asset.  Without this adjustment, we would have recorded a tax benefit of approximately $95,000.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company, a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in banking regulation; governmental and regulatory policy changes; changes in the national and local economy; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in tax laws; changes in prices; the impact of technological advances; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net
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